EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Registration No. 333-170833) filed with the SEC on November 24, 2010, Form S-3/A (Registration No. 333-39341) filed with the SEC on October 7, 2005, Form S-3D (Registration No. 333-128958) filed with the SEC on October, 12, 2005, and Form S-3 (Registration No. 333‑156759) filed with the SEC on January 16, 2009 of Mid Penn Bancorp, Inc. of our report dated March 21, 2014, relating to the consolidated financial statements which appear in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania
March 21, 2014